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Contact: Dennis Sabourin
Investor Relations Officer
(732) 212-3321

FOR IMMEDIATE RELEASE

WELLMAN, INC. ANNOUNCES $125 MILLION PRIVATE EQUITY INVESTMENT

Shrewsbury, NJ, February 12, 2003 - Wellman, Inc. (NYSE:WLM) today announced that it has entered into an agreement to sell up to $125.4 million of perpetual convertible preferred stock ("Preferred Stock") to Warburg Pincus, the global private equity firm. With the signing of this agreement, Warburg Pincus is investing $20 million in Wellman in the form of a convertible subordinated note that will be exchanged into Preferred Stock upon shareholder approval, and receive warrants to purchase 1.25 million shares of Wellman common stock at an exercise price of $11.25 per share. In addition, Oliver M. Goldstein, a Warburg Pincus Vice President, was named a director of Wellman, Inc., increasing to nine the number of directors on Wellman's Board.

Tom Duff, Wellman's Chairman and Chief Executive Officer, said, "We are excited to have Warburg Pincus, a premier private equity firm, as our financial partner. We believe this investment substantially improves our financial flexibility and positions us to expand, prosper, and to build upon our strong competitive positions in the PET resin and polyester fiber businesses."

Proceeds from the transaction will be used primarily to pay down existing debt. Wellman anticipates that the issuance of the Preferred Stock will strengthen its balance sheet and facilitate the refinancing of a significant amount of debt that is maturing over the next 18 months.

The sale of Preferred Stock is subject to certain conditions, including shareholder approval. Wellman intends to have a special meeting of its shareholders in the second quarter of 2003 to approve the transaction. The Preferred Stock issuance is also subject to Wellman obtaining a new $175 million credit facility to replace its existing $275 million credit facility, which matures in September 2003. The company's lead banks, JP Morgan Chase Bank and Fleet National Bank, will arrange and have committed to participate in the new facility.

"We expect the issuance of the Preferred Stock to provide a layer of equity capital that will substantially improve our capital structure and financial flexibility," said Keith Phillips, Wellman's Chief Financial Officer. "We believe the proceeds from this transaction will enable us to refinance our maturing debt on attractive terms and conditions."

After shareholder approval, Warburg Pincus will exchange its $20 million subordinated note and invest up to an additional $105.4 million for approximately 11.1 million shares of Preferred Stock, of which approximately 4.4 million shares will be convertible into Wellman common stock at $11.25 per share and 6.7 million shares will be convertible at $11.25 per share or, if lower, 10% over the average market price of Wellman common stock for the 20 trading days before the closing. Warburg Pincus will also receive warrants to purchase an additional 1.25 million shares of Wellman common stock at an exercise price equal to the conversion price of the 6.7 million share tranche of Preferred Stock. There are restrictions on when the Preferred Stock can be converted into common stock. The conversion price is subject to adjustment if specified share price performance is not achieved within four years, as well as standard anti-dilution protection.

The $11.25 conversion price was set at a premium over the market price of Wellman's common stock at the time the parties entered into a letter of intent with respect to this transaction. The liquidation preference of the Preferred Stock will accrete for at least the first five years. The annual accretion rate is 8.5% for the first five years, which would be reduced to 7.25% in the event that the Preferred Stock becomes eligible to participate in common stock dividends. After the fifth year, the rate will increase by 1.5% and may be paid in cash.

J.P. Morgan Securities, Inc., Fleet Securities, Inc. and Bear, Stearns & Co. Inc. are serving as Wellman's advisors on this transaction.

Mr. Goldstein, the Warburg Pincus Vice President, said, "We are pleased to make this substantial investment in Wellman. We look forward to partnering with this management team and its Board to continue to build the company and to drive shareholder value."

Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers. The world's largest PET plastic recycler, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Warburg Pincus LLC has been a leading private equity investor since 1971. The firm currently has nearly $10 billion under management, with approximately $6 billion available for investment globally in a range of sectors including chemicals and industrials, energy and natural resources, financial services and technologies, healthcare and life sciences, information and communications technology, media and real estate.

Webcast of Conference Call

Wellman, Inc. will conduct a conference call, to review 4Q and 2002 year-end results and a Private Equity Investment, as well as guidance for 2003, at 11:00 a.m. EST on Thursday, February 13, 2003. This call is available in a live Webcast on the Wellman, Inc. web page. To access the Webcast, log onto the Wellman, Inc. website at http://www.wellmaninc.com go to the Investor Relations page and follow the prompts. Replay of the Webcast will be available late afternoon February 13, 2003 and will remain on the website for 7 days. The replay can be accessed by following the same procedure, used above, for the live Webcast. Presentation slides for the conference call will be available at 11:00 a.m. Thursday, February 13, 2003 on the Wellman, Inc. website Investor Relation page under the Webcasts and Conferences section as well as part of the live webcast.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: demand and competition for polyester fiber and PET resins; the financial condition of our customers; availability and cost of raw materials; availability and cost of petrochemical feedstock necessary for the production process; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; U.S., European, Far Eastern and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; changes in laws and regulations; prices of competing products; natural disasters; acts of terrorism; and maintaining the operations of our existing production facilities; and the impact of a governmental investigation of pricing practices in the polyester staple fiber industry. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2001.

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